Exhibit 10.13

SUBLEASE AGREEMENT

This SUBLEASE AGREEMENT (this “Sublease”) is made as of the 15th day of June 2023 (the “Effective Date”) between Whoop, Inc., a Delaware corporation (“Sublessor”) with an address of One Kenmore Square, Suite 601, Boston, MA 02215 and Rapport Therapeutics, Inc., a Delaware corporation (“Sublessee”), with an address of 201 Brookline Ave, Suite 1401, Boston, MA 02215.

RECITALS:

WHEREAS, pursuant to that certain Lease dated December 21, 2015 (the “Initial Prime Lease”), as affected by that certain First Amendment of Lease dated September 10, 2019 (the “First Amendment” and, together with the Initial Prime Lease, the “Prime Lease”) by and between Sublessor, as tenant, and Boylston West LLC (“Prime Landlord”), as landlord, which Prime Lease, redacted as appropriate, is attached hereto as Exhibit A, Sublessor has leased from Prime Landlord approximately 10,779 rentable square feet on the fourth (4th) floor at a building known as Van Ness and located at 1325 Boylston Street, Boston, Massachusetts (the “Building”);

WHEREAS, Sublessee desires to sublease from Sublessor, and Sublessor desires to sublease to Sublessee, the entirety of the premises leased by Sublessor under the Prime Lease, as shown on Exhibit B (hereinafter referred to as the “Subleased Premises”) upon the terms and conditions set forth in this Sublease.

AGREEMENT:

In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are acknowledged, Sublessor and Sublessee agree as follows:

1.	Sublease.

1.1 Term. Sublessor demises and subleases to Sublessee, and Sublessee hires and subleases from Sublessor, the Subleased Premises, together with all appurtenances applicable thereto pursuant to the Prime Lease for a term (the “Sublease Term”) commencing on the Sublease Commencement Date (as defined in Paragraph 1.2 below) and ending at 11:59 p.m. on December 31, 2026 (the “Termination Date”), unless sooner terminated pursuant to any provision hereof. The first Sublease Year shall commence on the Sublease Commencement Date and shall end on the date that is the last day of the 12th full calendar month thereafter. Each successive Sublease Year shall mean the twelve (12) full calendar months occurring thereafter, provided that the last Sublease Year shall end on the Termination Date.

1.2 Sublease Commencement Date. (a) The Sublease Commencement Date shall be the latest of: (i) the date the Subleased Premises is delivered by Sublessor to Sublessee in the condition required in Section 1.4 hereof, (ii) the granting of Consent (as defined in Paragraph 14.11 of this Sublease) by Prime Landlord, or (iii) July 1, 2023. Promptly after the determination of the Sublease Commencement Date, if requested by either party, Sublessor and Sublessee shall enter into a commencement letter agreement detailing the actual date of the Sublease Commencement Date.

(b) Beginning on June 15, 2023, Sublessee shall have the right to access to the Subleased Premises (the “Early Access Period”) for the sole purpose of preparing the Subleased Premises for its occupancy, including without limitation coordinating tel/data vendors and taking measurements for interior signage and branding, provided that (i) Sublessee coordinates such access in advance with Sublessor and does not unreasonably interfere with Sublessor’s Work (as defined in Section 1.4) or perform any alterations, (ii) Sublessee shall not be entitled to move any furniture, fixtures or equipment into the Subleased Premises until Sublessor has vacated the Subleased Premises, and (iii) Sublessee has delivered to Sublessor all required evidence of insurance. Such entry during the Early Access Period shall be in compliance with all the terms and conditions of this Sublease other than the payment of Rent, provided that Sublessee shall pay any charges for building services charged by Prime Landlord in connection with Sublessee’s activities during the Early Access Period, if any. In addition, and not in limitation of the foregoing, Sublessee shall have the right to access the Subleased Premises from and after the Effective Date for design and planning purposes, provided that Sublessee does not unreasonably interfere with Sublessor’s business. Sublessee shall provide Sublandlord with twenty-four (24) hour notice prior to accessing the Subleased Premises and all vendors shall, at Sublandlord’s request, execute Sublandlord’s form of Confidentiality and Non-Disclosure Agreement.

1.3 Use. The Subleased Premises shall be used and occupied for general office use and no other purposes, in accordance with the provisions of the Prime Lease.

1.4 Delivery. Sublessor shall be responsible, at its sole cost and expense, for (i) demising the Subleased Premises and installing 2 post rack with patch panels only for Sublessee’s tel/data and providing related power (with Sublessee responsible for providing ISP circuit and network equipment), as shown on Exhibit C in compliance with all applicable laws, codes and regulations, and (ii) removing its signage and repairing any damage related to the signage or its removal (collectively, “Sublessor’s Work”). As part of Sublessor’s Work, Sublessor will provide Sublessee with one duplex outlet only for ISP and 2-post rack. In addition to Sublessor’s Work, Sublessor shall cause its contractor to install a NEMA receptacle, the full cost of which shall be paid by Sublessee within ten (10) days from invoice by either Sublessor or its contractor. Sublessor shall use reasonable efforts to complete Sublessor’s Work no later than July 1, 2023 (the “Estimated Delivery Date”), but Sublessor shall not be liable to Sublessee for failure to complete Sublessor’s Work by said date. Notwithstanding the foregoing or anything to the contrary otherwise set forth herein, if Sublessor has not delivered the Subleased Premises to Sublessee in the condition herein required on or before August 1, 2023 (the “Initial Delivery Deadline”), then, except if such delay is caused by Sublessee or by reason of force majeure, the Rent Commencement Date shall be extended by one day for each day beyond the Initial Delivery Deadline that the Subleased Premises have not been delivered to Sublessee in said condition, and if the Sublessor fails to deliver possession of the Subleased Premises to Sublessee on or before September 1, 2023, Sublessee shall have the right to terminate this

Sublease upon written notice to Sublessor, delivered at any time before Sublessor delivers possession of the Subleased Premises to Sublessee, without penalty or liability, in which event this Sublease shall be null and void and the Security Deposit shall immediately be returned to Sublessee. For the sake of clarity, force majeure shall not include delays in supplies, materials or labor. Sublessee acknowledges and agrees that it has had the opportunity to inspect and familiarize itself with the Subleased Premises and has done so. Sublessee’s taking possession of the Subleased Premises shall be conclusive evidence by Sublessee that the Subleased Premises were in good order and satisfactory condition when Sublessee took possession. Except for the Sublessor’s Work and as otherwise expressly set forth herein, the Subleased Premises shall be delivered to Sublessee on the Sublease Commencement Date with all of Sublessor’s personal property removed other than the Included FF&E (as defined hereafter), and in broom clean but otherwise “AS IS, WHERE IS” condition, without any obligation on the part of Sublessor to prepare or construct the Subleased Premises for Sublessee’s occupancy. Sublessor shall warrant the tel/data infrastructure portion of Sublessor’s Work that connects to the conference rooms and wireless access points (excluding however any additional work in connection therewith performed or requested by Sublessee) beginning on the date that the Internet Service Provider installation is complete and turned on until the earlier of (i) the date that Sublessee first performs a test that demonstrates to its reasonable satisfaction that its tel/data systems are operating or (ii) forty-five days, provided however that such warranty shall be void if Sublessee modifies or relocates the tel/data cabling. Sublessor’s sole responsibility under the foregoing warranty will be, at Sublessor’s option, to either repair or replace the component (s) which fail to satisfy such warranty due to a defect in workmanship and/or material. Sublessee acknowledges that neither Sublessor nor Sublessor’s agents have made any representation or warranty as to the condition of the Subleased Premises or the suitability of the Subleased Premises for the conduct of Sublessee’s business. Notwithstanding the foregoing or anything otherwise set forth herein, to Sublessor’s actual knowledge and without any duty to investigate, all mechanical (including HVAC), electrical and plumbing systems serving the Subleased Premises are in good working order and condition as of the date hereof.

1.5 Security Deposit. Upon execution of this Sublease, Sublessee shall pay to Sublessor a Security Deposit in the amount of One Hundred Thirty Two Thousand Nine Hundred Forty-One and No/100 Dollars ($132,941.00) (the “Security Deposit”) as security for Sublessee’s performance of all of the provisions of this Sublease. Sublessor shall not be required to segregate the Security Deposit from its other funds and no interest shall accrue or be payable to Sublessee with respect thereto. Sublessor may (but shall not be required to) use the Security Deposit or any portion thereof to cure any default under this Sublease or to compensate Sublessor for any damage Sublessor incurs as a result of Sublessee’s failure to perform any of its obligations hereunder. In such event, and upon written notice from Sublessor to Sublessee specifying the amount of the Security Deposit so utilized by Sublessor and the particular use of which such amount was used, Sublessee shall immediately deposit with Sublessor an amount sufficient to return the Security Deposit to its original amount. Sublessee’s failure to make such payment to Sublessor within five (5) business days of Sublessor’s notice shall constitute a default hereunder. If Sublessee is not in default of the terms and conditions at the expiration or termination of this Sublease, Sublessor shall return to Sublessee the Security Deposit or the balance thereof then held by Sublessor no later than sixty (60) days after the Termination Date.

2.	Incorporation of the Prime Lease.

2.1 Compliance with Prime Lease. Except as expressly otherwise provided in this Sublease, Sublessee shall timely and fully comply with all of the provisions of the Prime Lease that are to be observed or performed during the Sublease Term by Sublessor, as tenant under the Prime Lease, with respect to the Subleased Premises (except for the Excluded Provisions listed below); provided, the amount of any Base Rent and any other amounts due hereunder to be paid by Sublessee shall be governed by the terms of this Sublease. Notwithstanding any other provision of this Sublease, Sublessee shall not, by any act or omission, cause Sublessor to be in violation of or in default under the Prime Lease, or do or permit, any act that is in violation of the Sublease or the Prime Lease (subject, in each instance, to the exclusion of the Excluded Provisions listed below).

2.2 Incorporation of Prime Lease. Insofar as the provisions of the Prime Lease do not conflict with specific provisions of this Sublease, such provisions (except for the Excluded Provisions listed below) are incorporated by this reference into this Sublease as fully as if completely restated herein. Subject to the preceding sentence, Sublessee shall be bound by all the provisions of the Prime Lease pertaining to the Subleased Premises and shall perform all of the obligations and responsibilities that Sublessor is obligated to perform pursuant to the Prime Lease pertaining to the Subleased Premises from and after the Sublease Commencement Date. Therefore, for the purposes of this Sublease, wherever in the Prime Lease the word “Landlord” is used, it shall mean Sublessor, and wherever in the Prime Lease the word “Tenant” is used, it shall mean Sublessee, provided, however, the word “Landlord” shall mean (i) Prime Landlord, not Sublessor, with respect to any provisions in the Prime Lease relating to Prime Landlord’s representations, warranties or obligations relating to the compliance of the Subleased Premises (or portions thereof) or any portion of the Building with any laws, or any repair, restoration, replacement, maintenance or alteration obligations on the part of Prime Landlord; any provisions relating to Prime Landlord’s obligation to maintain insurance; provisions relating to Prime Landlord’s indemnification obligations; any provisions relating to Prime Landlord’s representations, warranties or obligations relating to the existence of hazardous materials on, at, in, under or about the Subleased Premises; any remedial work or other obligations on the part of Prime Landlord relating thereto; any obligation to pay any tenant allowance; and any obligation to obtain a non-disturbance agreement from any mortgagee.

2.3 Time Periods. Except in the event of a default, in which event the time periods provided in Paragraph 7.2 hereof shall govern, with respect to any time periods provided in the Prime Lease: (a) in any instance where Prime Landlord under the Prime Lease has a certain time period in which to notify Sublessor of some decision by Prime Landlord that Prime Landlord will or will not take some action, Sublessor shall have an additional two (2) business day period after receiving such notice in which to notify Sublessee; and (b) in any instance where Sublessor, as tenant under the Prime Lease, has a certain time period in which to notify Prime Landlord under the Prime Lease of some decision by Sublessor that Sublessor will or will not take some action, Sublessee must notify Sublessor at least two (2) business days prior to the end of the period granted in the Prime Lease of any decision by Sublessee that Sublessee will or will not take some action.

2.4 Subject to Prime Lease. This Sublease is expressly subject and subordinate to the Prime Lease, and to the rights of Prime Landlord thereunder, and Sublessee shall under no circumstances have any greater rights than does Sublessor under the Prime Lease, and no provision of this Sublease shall be construed in a manner that would constitute a breach of the Prime Lease. Without limiting the generality of the foregoing, in the event of the termination or cancellation of the Prime Lease for any reason, this Sublease shall automatically be deemed terminated effective as of the same day of such cancellation or termination of the Prime Lease, and Sublessor shall have no liability or obligation to Sublessee as a result thereof; provided, however, that if the Prime Lease terminates as a result of a default or breach by either party hereto under this Sublease or the Prime Lease, then the defaulting or breaching party shall indemnify, exonerate and hold the other party hereto harmless from and against any and all loss, cost, damage and liability (including without limitation reasonable attorneys’ fees) incurred by it by reason of such breach by the defaulting or breaching party of its obligation, covenants and/or undertakings under this Sublease and/or the Prime Lease as applicable or failure to perform any obligations assumed by it under this Sublease. Sublessor hereby agrees that it shall not voluntarily terminate the Prime Lease (except for any termination rights granted to Sublessor as a result of a casualty or eminent domain). Notwithstanding the foregoing or anything otherwise provided elsewhere herein, Sublessor covenants that it will not (i) terminate the Prime Lease, or (ii) otherwise breach its obligations or covenants under, or default under, the Prime Lease which results in a termination of the Prime Lease by the Prime Landlord or otherwise materially adversely affect Sublessor’s rights to use the Subleased Premises. In elaboration, and not in limitation, of the foregoing, except in the event of a casualty or condemnation and provided and so long as this Sublease is in full force and effect, Sublessor will not voluntarily surrender the Subleased Premises or enter into an agreement with Prime Landlord to terminate the Prime Lease with respect to the Subleased Premises where the effective date of such surrender or termination is prior to the Termination Date. Further, Sublessor covenants that it will provide Sublessee with any notices of default received by Sublessor from the Prime Landlord under the Prime Lease within three (3) business days of receipt of same and will provide Sublessee with any notices of default that Sublessor provides to the Prime Landlord under the Prime Lease within three (3) business days of the date same are first sent to the Prime Landlord. Notwithstanding the foregoing, Sublessor shall not be liable to Sublessee for a termination of the Prime Lease if the Prime Landlord permits Sublessee to continue to occupy the Subleased Premises pursuant to the terms of this Sublease through the Termination Date.

2.5 Approval of Prime Lease; Amendments to Prime Lease. Sublessee represents that it has read and is familiar with all of the provisions of the redacted version of the Prime Lease. Sublessor shall not amend or modify any term of the Prime Lease in any manner that would materially and adversely affect Sublessee’s rights under this Sublease.

2.6 Services. Notwithstanding anything in this Sublease to the contrary, Sublessee acknowledges and agrees that Sublessor shall not be obligated to furnish to Sublessee any services of any nature whatsoever (including, without limitation, the furnishing of heat, electrical energy, air conditioning, elevator service, cleaning, window washing, and rubbish removal services, or security services). Insofar as Prime Landlord is obligated to furnish any maintenance or services to the Subleased Premises or to repair or rebuild the same, Sublessee expressly acknowledges that Sublessor does not undertake the performance or observance of such obligations, but is only obligated, upon receipt of written notice from Sublessee, to use commercially reasonable efforts to obtain Prime Landlord’s performance for Sublessee’s benefit and without obligating itself to institute legal action or incur any expense.

2.7 Consent of Prime Landlord. Wherever Sublessor’s consent is required under this Sublease, the consent of Prime Landlord shall also be required (to the extent set forth in the Prime Lease), Whenever Prime Landlord’s consent is required under the Prime Lease. the consent of Sublessor shall also be required, which consent shall not be unreasonably withheld. The Prime Landlord’s failure to consent to any matter when required shall constitute a reasonable basis for Sublessor’s withholding of consent.

2.8 Prime Landlord’s Representations and Warranties. Sublessor shall have no liability or obligation to Sublessee based upon any representation or warranty made by Prime Landlord to Sublessor under the Prime Lease or based upon any act or omission of Prime Landlord or its agents, employees, or contractors.

3.

Inapplicability of Certain Provisions of Prime Lease. The following Paragraphs or provisions of the Prime Lease (the “Excluded Provisions”) are NOT incorporated into this Sublease and do not form a part of this Sublease except, with respect to those provisions listed in clauses (a), (b), (c) and (e), below, to the extent that they contain defined terms which are used herein: (a) any provisions that are superseded by or in direct conflict with the provisions hereof; (b) any provisions relating to Prime Landlord’s obligations regarding the initial construction or condition of the Subleased Premises by Prime Landlord or the payment of an improvement allowance; (c) any provision granting Sublessor any rights or options to extend or renew the Prime Lease, or granting Sublessor any expansion options or right of first refusals or first offers, (d) all portions of the Prime Lease that have been redacted, and (e) the following provisions of the Original Prime Lease: The following items of Basic Data in Section 1.2: Present Mailing Address of Landlord, Landlord’s Construction Representative, Present Mailing Address of Tenant, Tenant’s Construction Representative, Term or Lease Term, Lease Year, Commencement Date, Estimated Commencement Date, Rent Commencement Date, Brokers and Security Deposit, Sections 2.3, 3.1, 4.1, 4.2, 5.1, the fifth to last and fourth to last sentences of Section 5.2, 6.1, 6.2, 7.4, 7.5, the last sentence of the first paragraph of Section 8.1, the last paragraph of Section 9.1, Sections 15,4, 16.5, 16.14, 16.18, the first and second sentences of Section l6.24, but only to the extent it limits Sublessor’s liability to its interest in the Project or the Office Area, Section 16.26, Exhibit B-1, Exhibit B-2 and Exhibit J, and the following provisions of the First Amendment: Sections 1, 3, 4, 5, 7.07 and Exhibit A and Exhibit A-1.

4.	Rent.

4.1.1	Base Rent. commencing one (1) month after the Sublease Commencement Date (the “Rent Commencement Date”), Sublessee shall pay to Sublessor for the Subleased Premises base rent (“Base Rent”) as follows:

From the Rent Commencement Date through the expiration of the first Sublease Year: annual Base Rent in the amount of Seven Hundred Ninety-Seven Thousand Six Hundred Forty-Six and 00/100 Dollars ($797,646.00), payable in monthly installments of Sixty-Six Thousand Four Hundred Seventy and 50/100 Dollars ($66,470.50);

For the second Sublease Year: Eight Hundred Thirteen Thousand Five Hundred Ninety-Eight and 92/100 Dollars ($813,598.92), payable in monthly installments of Sixty-Seven Thousand Seven Hundred Ninety-Nine and 91/100 Dollars ($67,799.91);

For the third Sublease Year: Eight Hundred Twenty-Nine Thousand Eight Hundred Seventy and 92/100 Dollars ($829,870.92), payable in monthly installments of Sixty-Nine Thousand One Hundred Fifty-Five and 91/100 Dollars ($69,155.91);

For the fourth Sublease Year (partial): Eight Hundred Forty-Six Thousand Four Hundred Sixty-Eight and 33/100 Dollars ($846,468.36) per year, prorated, payable in monthly installments of Seventy Thousand Five Hundred Thirty-Nine and 03/100 Dollars ($70,539.03);

(Base Rent and any other amounts due hereunder, including the electricity charges set forth herein, are sometimes referred to herein as “Rent”).

All Rent shall be sent to Sublessor by ACH payments pursuant to instructions provided to Sublessee, or such other instructions from time to time designated in writing by Sublessor to Sublessee. Base Rent for any partial month or year shall be paid by Sublessee to Sublessor at such rate on a pro rata basis.

4.1.2

Monthly installments of Base Rent will be due and payable in advance on or before the first day of each succeeding calendar month during the Sublease Term to the address set forth in Paragraph 4.1.1 above.

4.2	No Setoff. All Rent shall be payable without any setoff or deduction, and without notice or demand.

5.	Additional Rent.

5.1 Operating Expenses and Taxes. The Base Rent shall include any Operating Expenses and Real Estate Taxes (as such terms are defined in the Prime Lease) required to be paid under the Master Lease, and Sublessee shall have no liability for any Operating Expenses Excess or Tax Excess (as such terms are defined in the Prime Lease).

5.2 Utilities. Beginning on the Sublease Commencement Date, Sublessee shall pay for all electricity and other utilities consumed in the Subleased Premises, including without limitation, lights, plugs and, unless included in the Operating Expenses billed to Sublessor, HVAC to the extent separately metered or sub-metered. In addition, if Sublessee requests any additional services or utilities to the Subleased Premises for which an additional charge is imposed by Prime Landlord in accordance with the terms of the Prime Lease, then Sublessee shall promptly pay such amount to Prime Landlord (provided, however, that if Prime Landlord requires Sublessor to pay for any such services for the benefit of Sublessee, then Sublessee shall reimburse Sublessor for such costs within seven (7) days after Sublessee’s receipt of an invoice therefor from Sublessor with a copy of the underlying invoice from Prime Landlord).

6.	Insurance and Indemnity.

6.1 Insurance. Sublessee shall carry all of the insurance policies required to be carried by Sublessor under the Prime Lease, and shall name Prime Landlord and Sublessor and any other parties required pursuant to the Prime Lease as additional insureds on all such policies. Prior to the earlier to occur of Sublease Commencement Date or Sublessee’s entry to or occupancy of the Subleased Premises, and at least thirty (30) days prior to each policy’s expiration date, Sublessee shall deliver to Sublessor evidence satisfactory to Sublessor of maintenance of insurance coverage with respect to the Subleased Premises as required under the Prime Lease. Without limiting the foregoing, the insurance provisions set forth in the Prime Lease are incorporated herein by reference, it being the intention of the parties, and Sublessee hereby agreeing, that Sublessee shall be bound by such insurance provisions as the tenant under the Prime Lease, and that such insurance obligations shall extend to both Prime Landlord and Sublessor. In addition, the waiver of subrogation and release provisions of the Prime Lease shall apply to the relationship between Sublessor and Sublessee, and be binding upon and enforceable as between Sublessor and Sublessee and each party hereby confirms the same and agrees to obtain the necessary waiver of subrogation endorsements from their respective insurers in order to comply with the provisions hereof.

6.2 Indemnification and Waiver. Sublessor’s indemnity obligations set forth in Section 13.1 of the Prime Lease (provided however that the references to “Commencement Date”, “Lease Term” and “Landlord” in Section 13.1(A)(ii)(B) shall be deemed to mean the Sublease Commencement Date, the Sublease Term and either Prime Landlord or Sublessor, respectively) shall be applicable to and binding upon Sublessee, and Sublessee’s indemnity obligations therein shall run to both Sublessor and Prime Landlord. The obligations set forth in this Paragraph shall survive the expiration or sooner termination of this Sublease.

7.	Default.

7.1 Default and Enforcement. The rights of Sublessor to enforce the provisions of this Sublease, defaults under this Sublease, and termination of this Sublease shall be governed by the applicable default and remedy provisions of the Prime Lease as if Sublessor and Sublessee were landlord and tenant thereunder, respectively, except as specified in Paragraphs 7.2 and 7.3, hereunder.

7.2 Cure Periods. The parties acknowledge that a failure to perform by Sublessee under this Sublease may place Sublessor in default of its obligations under the Prime Lease. Therefore, the parties agree that the period afforded Sublessee to cure a monetary default under this Sublease shall be (i) two (2) days less than that provided to Sublessor under the Prime Lease, if any, (ii) one (1) day less than that provided to Sublessor under Section 15.1(D) of the Prime Lease, and (iii) the period afforded Sublessee to cure any other non- monetary default under this Sublease shall be ten (10) days less than that provided to Sublessor under the Prime Lease, if any.

7.3 Notices. Whenever Sublessor has an obligation to perform any act or to give any notice to Prime Landlord under the Prime Lease, and such obligation is assumed by Sublessee in this Sublease, then Sublessee shall perform such act or give such notice at least five (5) days before the due date specified in the Prime Lease.

8.

Assignment and Sublease. Sublessee shall not assign this Sublease or sublease all or any portion of the Subleased Premises without Sublessor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and without Prime Landlord’s prior written consent to the extent required pursuant to and subject to the terms and conditions set forth in Article XII of the Prime Lease, except as otherwise set forth in this Sublease. Sublessee shall reimburse Prime Landlord and Sublessor for their reasonable, out-of-pocket expenses in connection therewith, pursuant to Article XII of the Prime Lease, regardless of whether such consent is ultimately granted. No permitted assignment or sublease shall release Sublessee from liability under this Sublease. The consent of Sublessor to any one assignment or sublease shall not be deemed to be Sublessor’s consent to any other or further assignment or sublease. Any assignee or sublessee will comply with all of the provisions of the Prime Lease, and Prime Landlord and Sublessor may enforce such provisions directly against any assignee or sublessee.

In addition, notwithstanding anything contained in this Section 8 to the contrary, Sublessee shall be permitted, without Sublessor’s consent, to license a portion or portions of the Subleased Premises not exceeding twenty percent (20%) of the rentable square feet of the Subleased Premises in the aggregate at any given time, for temporary use solely by third party occupants that share Third Rock Ventures as an investor (the “Licensee Parties”), for uses permitted under this Sublease only and otherwise in compliance with the terms, covenants and conditions of this Sublease and the Prime Lease, provided that any space so licensed by Sublessee is not separately demised and does not have separate means of ingress to or egress from the public corridors of the Building, and provided further that (i) Sublessor is delivered advance notice of each such license agreement entered into by Sublessee along with evidence of insurance for each Licensee Party, which license agreement shall be in writing with a fully executed copy provided to Sublessor and which, by its express terms, made subject and subordinate to this Sublease and the Prime Lease, (ii) any such licensing shall not give rise to a landlord-tenant relationship between Sublessor and the licensee, and (iii) Sublessee shall indemnify and hold Sublessor and Prime Landlord harmless from and against any and all claims, actions, suits, liabilities, losses, damages, costs, charges, attorneys’ fees, and other expenses of every nature and character which Sublessor or Prime Landlord shall or may sustain or incur by reason of any claim or demand that may be made as a result of, or in any way related to, the licensee’s use or occupancy of space in the Subleased Premises. The insurance required to be maintained by Sublessee under this Sublease shall cover any such licensees’ activities and personal property in the Subleased Premises and Building.

9.

Alterations. Notwithstanding any provisions of the Prime Lease to the contrary, Sublessee shall not make any alterations, additions, improvements or other changes in or to the Subleased Premises without the prior written consent of Prime Landlord if required pursuant to the terms of the Prime Lease and Sublessor, which consent by Sublessor shall not be unreasonably withheld, conditioned or delayed. Any Alterations done by or on behalf of Sublessee to the Subleased Premises shall be effected in conformance with all applicable laws, rules, ordinances and regulations and shall be subject to all of the terms and conditions of this Sublease and the Prime Lease. Without limiting any of the terms hereof or of the Prime Lease or the Sublease, Sublessor shall not be required to approve any Alterations unless Prime Landlord agrees in writing that Sublessor shall have no obligation to remove such Alterations at the expiration of earlier termination of the Sublease Term.

10.

Access by Sublessor. Sublessor may enter the Subleased Premises at reasonable times to examine the Subleased Premises or to make any repairs or replacements Sublessor may deem necessary. Sublessor’s entry into the Subleased Premises shall be upon reasonable prior notice of at least forty-eight (48) hours to Sublessee (except in cases of emergency where no notice is required, provided that Sublessor shall, in such events, provide notice (which may be telephonic) as soon as reasonably practicable). Sublessor shall use commercially reasonable efforts to minimize any disruption to Sublessee’s business operations in connection with such access.

11.

Signage. Subject to the approval of Prime Landlord, Sublessee shall have the same right to install signage as Sublessor has in the Prime Lease, at Sublessee’s sole cost and expense. As part of the Consent, Sublessor shall secure from the Prime Landlord the right to have Subtenant’s signage included on all building directories, and, at no cost to Sublessor, Sublessor shall facilitate the installation of Sublessee’s signate thereon and otherwise cooperate with Sublessee in connection therewith.

12.

Hazardous Materials. Notwithstanding anything contained in the Prime Lease to the contrary, Sublessee shall not use, store of dispose of any Hazardous Materials in connection with its use and occupancy of the Subleased Premises except with the prior written consent of the Sublessor and the Prime Landlord, which may be withheld in their sole discretion.

13.

Holdover in Subleased Premises. If Sublessee fails to surrender the Subleased Premises in the condition required in this Sublease on the Termination Date (or earlier pursuant to the terms of this Sublease), Sublessee shall pay rent for the Subleased Premises at a monthly rate equal to two hundred percent (200%) (the “Holdover Percentage”) of the total Base Rent payable by Sublessor under the Sublease immediately preceding the Termination Date. During such holdover period, Sublessee shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this

Paragraph 13 shall be construed as consent by Sublessor or Prime Landlord to any holding over by Sublessee, and Sublessor expressly reserves the right to require Sublessee to surrender possession of the Subleased Premises to Sublessor as provided in this Sublease. If Sublessee fails to timely surrender the Subleased Premises to Sublessor, in addition to any other liabilities to Sublessor accruing therefrom, Sublessee shall protect, defend, indemnify and hold Sublessor harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from Sublessee’s holding over, including, without limitation, any claims made by Prime Landlord and any succeeding subtenant or licensee. Nothing set forth in this Paragraph 13 shall negate Sublessee’s obligation to vacate the Subleased Premises on the Termination Date (or earlier pursuant to the terms of this Sublease), and Sublessee’s failure to do so shall entitle Sublessor to exercise all of the rights and remedies set forth in the Prime Lease and the Sublease.

14.	Miscellaneous.

14.1 Waiver. Waiver of one breach of a term, condition, or covenant of this Sublease by either party hereto shall be limited to the particular instance and shall not be deemed to waive future breaches of the same or other terms, conditions, or covenants.

14.2 Joint and Several. If Sublessee consists of more than one person or entity, the obligations of such parties under this Sublease shall be joint and several.

14.3 Entire Agreement; Amendments. This Sublease, including the exhibits and addenda, if any, embodies the entire agreement between the parties with relation to the transaction contemplated hereby, and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements, letters of intent, and understandings, if any, between Sublessor and Sublessee, or displayed by Sublessor’s brokers or agents or Sublessor with respect to the subject matter of this Sublease or the Subleased Premises. There are no representations between Sublessor and Sublessee other than those contained in this Sublease. Any amendment or modification of this Sublease must be in writing and signed by Sublessor and Sublessee.

14.4 Survival of Indemnities and Covenants. Any and all indemnities of Sublessee and Sublessor expressly surviving the expiration or termination of this Sublease, and any other covenants of either party expressly surviving the expiration or termination of this Sublease and any covenant of Sublessee not fully performed on the date of the expiration or termination of this Sublease shall survive the expiration or termination of this Sublease provided that Sublessor provides Sublessee notice of any covenant not performed by Sublessee within ninety (90) days from the expiration or earlier termination of this Sublease.

14.5 Sublessor’s Default. It is the express understanding and agreement of the parties and it is a condition of Sublessor’s agreement to execute this Sublease that, Sublessor shall not be in default under this Sublease unless Sublessor fails to perform obligations required of Sublessor within twenty (20) days after written notice by Sublessee to Sublessor, specifying wherein Sublessor has failed to perform such obligation; provided, however, that if the nature of Sublessor’s obligation is such that more than twenty (20) days are required for its cure, then Sublessor shall not be in default if Sublessor commences performance within such twenty (20) day period and thereafter diligently pursues the same to completion. Sublessee shall not assert any right to deduct the cost of repairs or any monetary claim against Sublessor from Rent thereafter due and payable, but shall look solely to Sublessor for satisfaction of the claim. Each of Sublessor and Sublessee hereby waives its right to recover consequential damages (including, but not limited to, lost profits) or punitive damages arising out of a default by the other party hereto. This Sublease and the obligations of Sublessee hereunder shall not be affected or impaired because Sublessor is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of force majeure, and the time for Sublessor’s performance shall be extended for the period of any such delay.

14.6 Litigation Costs. If any legal action is filed to enforce this Sublease, or any part thereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs of the action.

14.7 Notices. All notices given pursuant to this Sublease shall be given in accordance with the terms of the Prime Lease to the following addresses:

To Sublessor:	Whoop, Inc. One Kenmore Square, Suite 601 Boston, MA 02215 Attn: Travis Lang, Esq. and Tricia Gugler

With a copy to:	Looney Cohen & Aisenberg LLP 33 Broad Street Boston, MA 02109 Attn: James H. Cohen

To Sublessee:

Prior to Sublease Commencement Date:

Rapport Therapeutics, Inc.

c/o Third Rock Ventures

attn: Abraham Ceesay, CEO

201 Brookline Ave, Suite 1401

Boston, MA 02215

After Sublease Commencement Date:

Rapport Therapeutics, Inc.

attn: Abraham Ceesay, CEO

1325 Boylston Street, 4th Floor

Boston, MA 02215

14.8 Successors and Assigns. This Sublease shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

14.9 Multiple Counterparts. This Sublease may be executed in multiple counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

14.10 Surrender of Subleased Premises. Upon the Termination Date or upon earlier expiration of the Sublease as provided herein, Sublessee shall surrender the Subleased Premises in the condition required by Sections 8.1 and 9.5 of the Prime Lease, removing all goods and effects of Sublessee, including trade fixtures, equipment, signage, cabling, wiring and other personal property, as well as any alterations made by Sublessee that Prime Landlord has designated for removal in accordance with the terms of the Prime Lease, but specifically excluding those approved as part of, or in connection with, the Consent, provided, however, Sublessee may surrender the Subleased Premises with cabling and wiring in place, unless required by the Prime Landlord to remove such cabling and wiring installed by Sublessee. For the sake of clarity, Sublessee shall not be responsible for any wiring, cabling or other installations or alterations (including without limitation supplemental HVAC and other systems) made or installed by Sublessor or otherwise made or installed prior to the Sublease Commencement Date or for any damage occurring prior thereto. Any of Sublessee’s equipment or personal property which shall remain in the Subleased Premises after the expiration or termination of the term of this Sublease shall be deemed conclusively to have been abandoned, and either may be retained by Sublessor as its property or may be disposed of in such manner as Sublessor may see fit, at Sublessee’s sole cost and expense.

14.11 Conditions. This Sublease is expressly conditioned upon, and shall not be effective unless and until, Prime Landlord has delivered its written consent to this Sublease (“Consent”). Sublessor shall use commercially reasonable efforts to obtain Prime Landlord’s consent to (A) this Sublease, (B) the signage rights described in Section 11 hereof, (C) the improvements, alterations and renovations described on Exhibit D attached hereto (the “Initial Sublessee Alterations”), to be made by Sublessee (subject however, to Sublessee’s compliance with the remaining requirements of Article IX of the Prime Lease to the extent applicable), and to acknowledge that the Initial Sublessee Alterations are not Atypical Improvements, so that the same may be surrendered with the Subleased Premises at the expiration or earlier termination of the Sublease Term, and (D) Sublessee’s right to license a portion or portions of the Subleased Premises to the Licensee Parties in accordance with the terms of Section 8 hereof without Prime Landlord’s or Sublessor’s consent, and Sublessee agrees to cooperate in all reasonable respects in connection therewith. If the Prime Landlord’s written consent to this Sublease, to the signage, to the Initial Sublessee Alterations, and/or to Sublessee’s license rights, and its acknowledgment that the restoration obligations do not apply with respect to the Initial Sublessee Alterations, are not obtained on or before the forty-fifth (45th) day after the Effective Date, provided it has used commercially reasonable efforts to obtain Prime Landlord’s consent or cooperated, respectively, as described above, each party shall have the right to terminate this Sublease upon written notice to the other party, given at any time before the Prime Landlord’s written consent hereto and thereto has been secured, without penalty or liability, in which event this Sublease shall be null and void, and neither party shall have any obligation or liability to the other, provided, however, in the event that Sublessor exercises its right to terminate this Sublease as a result of the failure to obtain Prime Landlord’s written consent to the signage, to the Initial Sublessee Alterations and or to Sublessee’s license rights, and/or its acknowledgement regarding the inapplicability of the restoration obligations with respect to the Initial Sublessee Alterations in each instance prior to said date, Sublessee shall have the right to nullify Sublessor’s exercise of said termination right by notifying Sublessor of its irrevocable waiver of such condition (s) within five (5) business days after receipt of Sublessor’s termination notice. Following execution by Prime Landlord, the Consent shall be attached hereto as Exhibit E.

14.12 Sublessor’s Exercise of Right During Damage or Destruction. Sublessee acknowledges and agrees that if the Prime Lease gives Sublessor any right to terminate the Prime Lease in the event of the partial or total damage, destruction, or condemnation of the Subleased Premises or the Building or Property of which the Subleased Premises are a part, then the exercise of such right by Sublessor shall not constitute a default or breach hereunder. In addition, in the event any taking by eminent domain or damage by fire or other casualty affects the Subleased Premises, Sublessee shall be entitled to exercise, if applicable, any termination rights afforded the Sublessor under the Prime Lease, subject to the provisions set forth therein. Sublessor shall have no obligation to repair or restore the Building or the Subleased Premises or to compensate Sublessee in the event of a fire or other casualty or a taking by way of eminent domain which affects the Building or the Subleased Premises. To the extent Sublessor’s rent is abated under the Prime Lease pursuant to provisions thereof, Sublessee’s Base Rent (and any Additional Rent, to the extent abated for Sublessor) hereunder shall also be abated for the same period.

14.13 Access Card. Sublessee shall be responsible for all costs incurred in obtaining any access cards to the Building from Prime Landlord.

14.14 Capitalized Terms. All terms used herein with initial capital letters that are not specifically defined herein shall have the same meanings attributed to those terms in the Prime Lease as the case may be, provided that the same are not in conflict with the terms and provisions of this Sublease.

14.15 No Recording. Neither party shall record this Sublease or any notice of Sublease.

15.

Brokers. Sublessor and Sublessee represent and warrant that JLL (“Broker”) is the only broker involved in the procurement, negotiation, and execution of this Sublease. Broker’s commission shall be paid by Sublessor pursuant to a separate commission agreement. Neither party dealt with any other broker or finder (other than Broker) in connection with the consummation of this Sublease and each party agrees to indemnify, hold and save the other party harmless from and against any and all claims for brokerage commissions or finder’s fees arising out of either of their acts in connection with this Sublease.

16.

FF&E. During the Sublease Term, Sublessee may use, at no additional charge, the furniture, fixtures and equipment listed on Exhibit F attached hereto and made a part hereof (collectively, “Included FF&E”). Sublessee shall not alter the Included FF&E without the prior written consent of the Sublessor. Sublessee shall repair any damage to the Included FF&E caused by its employees, agents or contractors (ordinary wear and tear excepted) and, upon the expiration or earlier termination of this Sublease, Sublessee shall surrender the Included FF&E to Sublessor in as good condition as it was first received by Sublessee, casualty and ordinary wear and tear excepted. The Included FF&E will be provided by Sublessor in its “AS IS” condition, with all faults and defects, and Sublessee shall take possession of and use such Included FF&E at Sublessee’s sole risk and in compliance with all applicable laws. No representations or warranties whatsoever as to the Included FF&E’s condition or fitness for a particular purpose, express or implied, are made by Sublessor.

17.

Parking. During the Sublease Term, Sublessee shall have the right to use Sublessor’s four (4) parking spaces as set forth in Article X of the Prime Lease. Sublessee shall pay the Sublessor the monthly rate per space then being charged by Prime Landlord (or the Garage Operator, as such term is defined in the Prime Lease) at the same time that Base Rent is due under this Sublease (or shall pay such amount directly to Prime Landlord or any operator of the parking facility if required), and Sublessee’s use of the parking spaces shall be subject to the terms of the Prime Lease and any other rules and regulations imposed by the Prime Landlord. regarding the same. Sublessor represents that it has not, and covenants that it shall not, relinquish any of the spaces. Sublessee may, at any time, elect to relinquish spaces upon thirty (30) days prior notice to Sublessor and shall thereafter only be required to pay the monthly parking charges for those parking spaces that Sublessee has elected to use.

18.

Quiet Enjoyment. Provided Sublessee is not in default beyond applicable notice and cure periods hereunder, Sublessee shall have the quiet enjoyment of the Subleased Premises during the Sublease Term without interference by Sublessor or anyone claiming by, through or under Sublessor, subject however to all terms and conditions of this Sublease and the Prime Lease as incorporated herein.

19.

Prohibited Persons. Each of Sublessee and Sublessor hereby represents and warrants to the other party hereto that it is not: (a) in violation of any Anti-Terrorism Law; (b) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224; (d) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (e) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person. As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including, without limitation, Executive Order No. 13224 and Title 3 of the USA Patriot Act. As used herein, “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism”. As used herein, “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order 13224; (ii) a person or entity with whom Sublessee is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http: www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. As used herein, “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may have been or may hereafter be amended.

EXECUTED as of the Effective Date.

SUBLESSOR:
Whoop, Inc.

By:	/s/ Harrison Kurzer
Name:	Harrison Kurzer
Title:	VP Financial Planning and Analysis Duly Authorized

SUBLESSEE:
Rapport Therapeutics, Inc.

By:	/s/ Abraham Ceesay
Name:	Abraham Ceesay
Title:	Chief Executive Officer Duly Authorized